Exhibit 10.36

SECOND AMENDMENT TO THE

AMENDED & RESTATED EXCLUSIVE LICENSE AND DISTRIBUTION

AGREEMENT

This Second Amendment (“Amendment”) to that Amended and Restated Exclusive License Agreement (the “License Agreement”) entered into as of the 15th day of December, 2009, by and between Reduct NV, a company organized and existing under the laws of Belgium, with registered office at Molengerglei 42, B-2627 Schelle, Belgium (“Reduct”), and Geospatial Holdings, Inc., a Nevada corporation having an office at its principal place of business at 229 Howes Run Road, Sarver, Pennsylvania 16055 (“Geospatial”), on behalf of itself and its wholly owned subsidiary Geospatial Mapping Systems, Inc. (“Licensee”), as amended as of January 29th 2010, is entered into as of March 12th, 2010 (the “Effective Date”) by and among Reduct and Geospatial.

RECITALS

A.	On December 15, 2009, the parties entered into the License Agreement, which amended and restated the license agreement dated as of August 3, 2006 (as amended, the “Prior Agreement”).

B.	The License Agreement provides that the License Agreement shall become effective upon Licensee ordering and paying for Product (as defined therein) in the amount of four million nine hundred fifty thousand US dollars (US $ 4,950,000) (as defined in Schedule 2.1 of the License Agreement, the “2009 Minimum Purchase Quantity”).

C.	Until the License Agreement becomes effective, the Prior Agreement remains in effect and dictates the rights of the parties with respect to the Reduct technology.

D.	Schedule 2.1 originally provided that the 2009 Minimum Purchase Quantity shall be purchased and paid for by the earlier to occur of (i) the closing by Licensee of a round of convertible preferred or common stock financing in an amount that equals or exceeds ten million US dollars (US$10,000,000), and (ii) January 31, 2010.

E.

On January 29th, 2010, the parties amended the License Agreement to provide that if Licensee pays to Reduct and Reduct receives on or before January 31, 2010 an amount in cash equal to one hundred thousand US dollars (US$100,000), the 2009 Minimum Purchase Quantity shall be purchased and paid for by the earlier to occur of (i) the closing by Licensee of a round of convertible preferred or common stock financing in an amount that equals or exceeds ten million US dollars (US$10,000,000), and (ii) March 31, 2010.

F.	Prior to January 31, 2010, Licensee paid to Reduct an amount in cash equal to one hundred thousand US dollars (US$100,000) and the License Agreement was so amended.

G.	The parties now desire further to amend the License Agreement such that if Licensee orders and pays for Product on or before March 17, 2010 in an amount equal to two million five hundred thousand US dollars (US$2,500,000): (i) the 2009 Minimum Purchase Quantity shall be reduced by such amount and Licensee shall receive Product in the amount thereof; (ii) purchase of and payment for the balance of the 2009 Minimum Purchase Quantity shall be made by Licensee to Reduct on or before April 30, 2010; and (iii) the License Agreement shall come into effect on the date of such payment described in G(ii).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:

AGREEMENT

1.	If Licensee purchases and pays for Product on or before March 17, 2010 in an amount equal to two million five hundred thousand US dollars (US$2,500,000), Schedule 2.1 of the License Agreement shall be amended to reflect that (i) Licensee has satisfied that portion of the 2009 Minimum Purchase Quantity and the remaining 2009 Minimum Purchase Quantity is reduced to two million four hundred fifty thousand US dollars (US$2,450,000) and (ii) purchase of and payment for the remaining 2009 Minimum Purchase Quantity shall be made by April 30, 2010. Upon receipt by Reduct of the remaining 2009 Minimum Purchase Quantity, the License Agreement will become effective.

2.	Reduct agrees to forbear from enforcing any of its rights or remedies upon a default by Licensee under the Prior Agreement until the earlier of April 30, 2010 or the receipt of the remaining 2009 Minimum Purchase Quantity.

3.	Effects of Amendment. The License Agreement and all terms and conditions and provisions of the License Agreement, except as amended by this Amendment, shall remain in full force and effect.

4.	Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same Amendment.

5.	Effective Date. This Amendment is made effective as of the Effective Date.

6.	Governing Law and Forum for Disputes. This Agreement shall be governed by and construed in accordance with the laws of Belgium without regard to any conflicts of laws or provisions therein. Any and all disputes arising hereunder shall be litigated, if at all, in either the Courts of Antwerp or elsewhere in Belgium, it being the intention of both parties that Belgium serve as the exclusive forum for dispute resolution. Both parties submit to the jurisdiction of the courts of Antwerp, and agree that, in the event an action is brought in the courts of Belgium, they will waive any argument of lack of personal jurisdiction or improper venue, which they might otherwise have. Both parties waive any rights to remove any action brought in a court in Belgium, to a court outside that jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be duly executed by their respective authorized officers, as of the day and year first written above.

Geospatial Holdings, Inc.		Reduct NV

By:	/s/ Mark A Smith	By:	/s/ Otto Ballintijn
	Mark A. Smith		Otto Ballintijn
	CEO		Managing Director